Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedule of Pentair, Inc. and subsidiaries, and the effectiveness of Pentair, Inc. internal control over financial reporting dated February 21, 2012, appearing in the Annual Report on Form 10-K/A for the year ended December 31, 2011, and our report dated June 27, 2012 appearing in the Annual Report on Form 11-K of Pentair, Inc. Retirement Savings and Stock Incentive Plan for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

September 28, 2012